Exhibit 21.1

Subsidiaries of Burlington Stores, Inc.

Exact Name of Subsidiaries of Registrant as Specified in their Charter	State or Other Jurisdiction of Incorporation or Organization
Burlington Holdings, LLC	Delaware
Burlington Holdings Finance, Inc.	Delaware
Burlington Coat Factory Holdings, LLC	Delaware
Burlington Coat Factory Investments Holdings, Inc.	Delaware
Burlington Coat Factory Warehouse Corporation Burlington Merchandising Corporation	Delaware Delaware
Burlington Coat Factory of Texas, Inc.	Delaware
Burlington Coat Factory of Texas, L.P.	Delaware
Scottchris, LLC	Delaware
Burlington Coat Factory of Kentucky, Inc.	Kentucky
Burlington Coat Factory Direct Corporation	New Jersey
Burlington Coat Factory Realty of Edgewater Park, Inc.	New Jersey
Burlington Coat Factory Realty of Pinebrook, Inc.	New Jersey
Burlington Coat Factory Warehouse of Edgewater Park, Inc.	New Jersey
Burlington Coat Factory Warehouse of Edgewater Park Urban Renewal Corp.	New Jersey
Burlington Coat Factory Warehouse of New Jersey, Inc.	New Jersey
BCF Florence Urban Renewal, L.L.C.	New Jersey
Burlington Coat Factory Warehouse of Cleveland, Inc.	Ohio
Burlington Coat Factory of Puerto Rico, LLC	Puerto Rico
Cohoes Fashions of Cranston, Inc.	Rhode Island
Burlington Coat Factory Warehouse of Baytown, Inc.	Texas
BCF Cards, Inc.	Virginia
Burlington Coat Factory of Pocono Crossing, LLC Florence Insurance Company, Inc.	Virginia New Jersey